Exhibit 3.3

SUPERVISORY BOARD RULES

SONO GROUP N.V.

INTRODUCTION

Article	1

1.1	These rules govern the organisation, decision-making and other internal matters of the Supervisory Board. In performing their duties, the Supervisory Directors shall comply with these rules.

1.2	These rules shall be posted on the Website.

DEFINITIONS AND INTERPRETATION

Article	2

2.1	In these rules the following definitions shall apply:

Article	An article of these rules.
Articles of Association	The Company's articles of association.
Audit Committee	The Company's audit committee.
CEO	A chief executive officer of the Company.
Chairperson	The chairperson of the Supervisory Board.
Committee	The Audit Committee, the Compensation Committee, the Nomination and Corporate Governance Committee and such other committee as the Supervisory Board may establish from time to time.
Committee Charter	The charter of the relevant Committee.
Company	Sono Group N.V.
Company Secretary	The Company's company secretary.
Compensation Committee	The Company's compensation committee.
Conflict of Interests	A direct or indirect personal interest which conflicts with the interests of the Company and of the business connected with it.
Diversity Policy	The Company's diversity policy.
External Auditor	The auditor or audit firm within the meaning of Section 2:393 of the Dutch Civil Code, engaged to audit the Company's annual accounts and annual report, or the Company's independent outside audit firm for purposes of U.S. laws and regulations (including applicable NASDAQ and/or SEC requirements), as the context may require.

Family Member	A Supervisory Director's spouse, registered partner or other life companion, foster child or any relative or in-law up to the second degree.
General Meeting	The Company's general meeting.
Management Board	The Company's management board.
Managing Director	A member of the Management Board.
NASDAQ	The NASDAQ Stock Market.
Nomination and Corporate Governance Committee	The Company's nomination and corporate governance committee.
Profile	The Company's profile for the size, composition and independence of the Supervisory Board.
SEC	The U.S. Securities and Exchange Commission.
Simple Majority	More than half of the votes cast.
Supervisory Board	The Company's supervisory board.
Supervisory Board Meeting	A meeting of the Supervisory Board.
Supervisory Director	A member of the Supervisory Board.
Vice-Chairperson	The vice-chairperson of the Supervisory Board.
Website	The Company's website.
2.2	References to statutory provisions are to those provisions as they are in force from time to time.

2.3	Terms that are defined in the singular have a corresponding meaning in the plural.

2.4	Words denoting a gender include each other gender.

2.5	Except as otherwise required by law, the terms "written" and "in writing" include the use of electronic means of communication.

COMPOSITION

Article	3

3.1	The size, composition and independence of the Supervisory Board shall be determined taking into consideration the provisions of the Diversity Policy and the Profile.

3.2	The Supervisory Directors shall be appointed, suspended and dismissed in accordance with the Articles of Association and applicable law.

3.3	A person may be appointed as Supervisory Director for a maximum of two consecutive terms of up to four years each and, subsequently, for a maximum of two consecutive terms of up to two years each.

3.4	The Supervisory Board shall elect a Supervisory Director to be the Chairperson and another Supervisory Director to be the Vice-Chairperson. The Supervisory Board may dismiss the Chairperson or the Vice-Chairperson, provided that the Supervisory Director so dismissed shall subsequently continue his term of office as a Supervisory Director without having the title of Chairperson or Vice-Chairperson, as the case may be.

3.5	A Supervisory Director shall retire in the event of inadequate performance, structural incompatibility of interests, and in other instances where early retirement of the Supervisory Director is considered necessary by the Supervisory Board.

3.6	The Supervisory Board shall ensure that:

a.	the Company has a sound plan in place for the succession of Managing Directors and Supervisory Directors which is aimed at retaining the appropriate balance in the requisite expertise, experience and diversity on the Management Board and the Supervisory Board; and

b.	a retirement schedule is prepared in order to avoid, as much as possible and practicable, Supervisory Directors retiring simultaneously.

3.7	A Supervisory Director shall notify the Supervisory Board in advance of any other position he wishes to pursue.

DUTIES AND ORGANISATION

Article	4

4.1	The Supervisory Board is charged with the supervision of the policy of the Management Board and the general course of affairs of the Company and of the business connected with it. The Supervisory Board shall provide the Management Board with advice. In performing their duties, Supervisory Directors shall be guided by the interests of the Company and of the business connected with it.

4.2	Without prejudice to any other provision of these rules or the Articles of Association, resolutions of the Management Board concerning matters described in Annex A shall be subject to the approval of the Supervisory Board.

4.3	The Supervisory Board may obtain information from officers and external advisers of the Company in order to perform their duties, and the Company shall facilitate this.

4.4	All Supervisory Directors shall follow an induction programme geared to their role, covering general financial, social and legal affairs, financial reporting by the Company, specific aspects that are unique to the Company and its business, the Company's corporate culture, the Company's relationship with employees and the responsibilities of a Supervisory Director under applicable law.

4.5	At least annually, the Supervisory Board shall evaluate - outside the presence of the Managing Directors - its own functioning, the functioning of the Management Board, the functioning of the Committees and the functioning of the individual Managing Directors and Supervisory Directors, shall discuss the conclusions of such evaluations, and shall identify aspects where the Supervisory Directors require further training or education. Each Supervisory Director may require that all Supervisory Directors be able to express their views confidentially during such evaluation. When performing the annual evaluation, the Supervisory Directors shall at least consider:

a.	the mutual interaction among the Management Board and the Supervisory Board;

b.	the mutual interaction among the Supervisory Board;

c.	lessons learned from recent events;

d.	how the values as established in article 4 of the Articles of Association have been pursued; and

e.	the desired profile, composition, competency and expertise of the Supervisory Board.

CHAIRPERSON, VICE-CHAIRPERSON AND COMPANY SECRETARY

Article	5

5.1	The Chairperson, in regular consultation with the CEOs, shall ensure that:

a.	the Supervisory Board has proper contact with the Management Board, the Company's employee representatives (if any) and the General Meeting;

b.	the Supervisory Board elects a Vice-Chairperson;

c.	there is sufficient time for deliberation and decision-making by the Supervisory Board;

d.	the Supervisory Directors receive all information that is necessary for the proper performance of their duties in a timely fashion;

e.	the Supervisory Board and the Committees function properly;

f.	the functioning of individual Managing Directors and Supervisory Directors is reviewed at least annually;

g.	the Supervisory Directors and Managing Directors follow their induction programme, as well as their education or training programme (if and when relevant);

h.	the Management Board performs activities in respect of corporate culture, in particular with regard to the values as established in article 4 of the Articles of Association;

i.	the Supervisory Board is responsive to signs of misconduct or irregularities from the Company's business and ensures that any material misconduct and irregularities, or suspicions thereof, are reported to the Supervisory Board without delay;

j.	the General Meeting proceeds in an orderly and efficient manner;

k.	effective communication with the Company's shareholders is assured; and

l.	the Supervisory Board shall be involved closely, and at an early stage, in any acquisition, merger or takeover process involving the Company.

5.2	If the Chairperson is absent or incapacitated, he may be replaced temporarily by the Vice-Chairperson.

5.3	The Chairperson shall act on behalf of the Supervisory Board as the primary contact for Managing Directors, Supervisory Directors and shareholders regarding the functioning of Managing Directors and Supervisory Directors, except for the Chairperson himself/herself. The Vice-Chairperson shall fulfil such role regarding the functioning of the Chairperson.

5.4	The Supervisory Board may be supported by the Company Secretary. The Company Secretary may be appointed and dismissed by the Management Board, subject to the prior approval of the Supervisory Board.

DECISION-MAKING

Article	6

6.1	The Supervisory Board shall meet as often as any Supervisory Director deems necessary or appropriate.

6.2	Supervisory Directors are expected to attend Supervisory Board Meetings and the meetings of the Committees of which they are members. If a Supervisory Director is frequently absent at such meetings, he shall be held accountable by the Supervisory Board.

6.3	A Supervisory Board Meeting may be convened by, or at the request of, any Supervisory Director by means of a written notice sent to all Supervisory Directors. Notice of a Supervisory Board Meeting shall include the date, time, place and agenda for that Supervisory Board Meeting. Supervisory Board Meetings can be held through audio- and video-communication facilities.

6.4	All Supervisory Directors shall be given reasonable notice of at least five days for all Supervisory Board Meetings, unless a shorter notice is required to avoid a delay which could reasonably be expected to have an adverse effect on the Company and/or the business connected with it.

6.5	If a Supervisory Board Meeting has not been duly convened, resolutions may nevertheless be passed at that Supervisory Board Meeting if all Supervisory Directors not present or represented at that Supervisory Board Meeting have waived compliance with the convening formalities in writing.

6.6	All Supervisory Board Meetings shall be chaired by the Chairperson or, in his/her absence, by the Vice-Chairperson or, in his/her absence, by another Supervisory Director designated by the Supervisory Directors present at the relevant Supervisory Board Meeting. The chairperson of the Supervisory Board Meeting shall appoint a secretary to prepare the minutes of the proceedings at such Supervisory Board Meeting. The secretary does not necessarily need to be a Supervisory Director.

6.7	Minutes of the proceedings at a Supervisory Board Meeting shall be sufficient evidence thereof and of the observance (or waiver) of all necessary formalities, provided that such minutes are certified by any two Supervisory Directors.

6.8	Without prejudice to Article 6.11, each Supervisory Director may cast one vote in the decision-making of the Supervisory Board. Invalid votes, blank votes and abstentions shall not be counted as votes cast.

6.9	A Supervisory Director can be represented by another Supervisory Director holding a written proxy for the purpose of the deliberations and the decision-making of the Supervisory Board.

6.10	Resolutions of the Supervisory Board shall be passed, irrespective of whether this occurs at a Supervisory Board Meeting or otherwise, by Simple Majority, unless these rules provide differently.

6.11	Where there is a tie in any vote of the Supervisory Board, the Chairperson shall have a casting vote, provided that there are at least three Supervisory Directors in office. Otherwise, the relevant resolution shall not have been passed.

6.12	Resolutions of the Supervisory Board may, instead of at a Supervisory Board Meeting, be passed in writing, provided that all Supervisory Directors are familiar with the resolution to be passed and none of them objects to this decision-making process. Articles 6.8 through 6.11 apply mutatis mutandis.

6.13	The Supervisory Board may require that officers and external advisers of the Company attend Supervisory Board Meetings. In particular, the Supervisory Board shall request the External Auditor to attend the Supervisory Board Meeting where the External Auditor's audit report regarding the Company's financial statements is discussed.

CONFLICT OF INTERESTS

Article	7

7.1	A Supervisory Director shall promptly report any actual or potential Conflict of Interests in a transaction that is of material significance to the Company and/or such Supervisory Director to the other Supervisory Directors, providing all relevant information relating to such transaction, including the involvement of any Family Member.

7.2	The determination whether a Supervisory Director has a Conflict of Interests shall primarily be the responsibility of that Supervisory Director. However, in case of debate, that determination shall be made by the Supervisory Board without the Supervisory Director concerned being present.

7.3	A Supervisory Director shall not participate in the deliberations and decision-making of the Supervisory Board on a matter in relation to which he has a Conflict of Interests. If, as a result thereof, no resolution can be passed by the Supervisory Board, the resolution may nevertheless be passed by the Supervisory Board as if none of the Supervisory Directors has a Conflict of Interests.

7.4	Transactions in respect of which a Supervisory Director has a Conflict of Interests shall be agreed on arms' length terms. Any such transactions where the Conflict of Interests is of material significance to the Company and/or to the Supervisory Director concerned shall be subject to the approval of the Supervisory Board.

7.5	In order to avoid potential Conflicts of Interests, or the appearance thereof, Supervisory Directors shall not:

a.	enter into competition with the Company;

b.	demand or accept substantial gifts from the Company for themselves or for their respective Family Members;

c.	provide unjustified advantages to third parties to the detriment of the Company;

d.	take advantage of business opportunities to which the Company would be entitled for themselves or for their respective Family Members.

7.6	The Supervisory Board shall deal with any actual or potential Conflict of Interests in a transaction that is of material significance to the Company and/or a Managing Director in accordance with the provisions included in the rules governing the organisation, decision-making and other internal matters of the Management Board.

7.7	The Company shall not grant its Supervisory Directors or their respective Family Members any personal loans, guarantees or similar financial arrangements.

OWNERSHIP OF AND TRADING IN FINANCIAL INSTRUMENTS

Article	8

8.1	The Supervisory Directors shall be subject to the Company's insider trading policy. In addition, each Supervisory Director shall practice great reticence:

a.	when trading in shares or other financial instruments issued by another listed company, if this could reasonably create the appearance of such Supervisory Director violating applicable insider trading and/or market manipulation prohibitions; and

b.	when trading in shares or other financial instruments issued by another listed company which is a direct competitor of the Company.

8.2	Any ordinary shares in the Company's capital held by a Supervisory Director are expected to be long-term investments.

COMMITTEES

Article	9

9.1	Each Committee shall be subject to this Article 9 and its respective Committee Charter.

9.2	Unless the relevant Committee Charter provides differently, Article 6 applies mutatis mutandis to the decision-making of each Committee, provided that references to the Chairperson should be interpreted as being references to the chairperson of the relevant Committee.

9.3	The Supervisory Board shall regularly review and discuss the reports received from the respective Committees.

AMENDMENTS AND DEVIATIONS

Article	10

Pursuant to a resolution to that effect, the Supervisory Board may amend or supplement these rules and allow temporary deviations from these rules, subject to ongoing compliance with applicable law and stock exchange requirements.

GOVERNING LAW AND JURISDICTION

Article	11

These rules shall be governed by and shall be construed in accordance with the laws of the Netherlands. Any dispute arising in connection with these rules shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

Annex A - Matters requiring Supervisory Board approval

Resolutions of the Management Board concerning the following matters shall be subject to the approval of the Supervisory Board:

a.	the making of proposals to the General Meeting which are subject to the Supervisory Board's approval pursuant to the Articles of Association;

b.	the issue of shares or the granting of rights to subscribe for shares, except in the operation of the Company's equity incentive plans;

c.	the limitation or exclusion of pre-emption rights;

d.	the acquisition of shares by the Company in its own capital, including the determination of the value of a non-cash consideration for such an acquisition as referred to in article 12.4 of the Articles of Association;

e.	the granting of an approval for the creation of a pledge as referred to in article 15.1 of the Articles of Association;

f.	the granting of an approval for a transfer as referred to in article 16.1 of the Articles of Association;

g.	the drawing up or amendment of the internal rules of the Management Board;

h.	the performance of legal acts as referred to in Section 2:94(1) of the Dutch Civil Code;

i.	a material change to the identity or the character of the Company or the business, including in any event:

i.	transferring the business or materially all of the business to a third party;

ii.	entering into or terminating a long-lasting alliance of the Company or of a subsidiary of the Company either with another entity or company, or as a fully liable partner of a limited partnership or general partnership, if this alliance or termination is of significant importance for the Company; and

iii.	acquiring or disposing of an interest in the capital of a company by the Company or by a subsidiary of the Company with a value of at least one third of the value of the assets, according to the balance sheet with explanatory notes or, if the Company prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in the Company's most recently adopted annual accounts;

j.	the charging of amounts to be paid up on shares in the Company's capital against the Company's reserves as described in article 38.3 of the Articles of Association;

k.	the making of an interim distribution;

l.	entering into a transaction in respect of which a Managing Director or a Supervisory Director has a Conflict of Interests which is of material significance to the Company and/or to the Managing Director or Supervisory Director concerned;

m.	entering into a transaction with a shareholder holding ten percent or more of the Company's issued share capital which is of material significance to the Company and/or to the shareholder concerned;

n.	the acceptance by a Managing Director of a position as supervisory director or non-executive director with another company or entity;

o.	the adoption of the Company's internal audit plan;

p.	the appointment or dismissal of the head of the Company's internal audit function (if and when established) or the Company Secretary (if and when appointed); and

q.	such other matters as the Supervisory Board shall have specified in a resolution to that effect and notified to the Management Board.